Exhibit 99.6
CONSENT OF UBS LIMITED
     We hereby consent to the use of our opinion letter dated April 22, 2007 to the Managing Board of ABN AMRO Holding N.V. (“ABN AMRO“) included as Annex C to the Offer Document/Prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed offer of Barclays PLC for each outstanding ordinary share and each outstanding American depositary share of ABN AMRO and references to such opinion in such Offer Document/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

UBS LIMITED

/s/ Annalisa Terracina	/s/ Jan Stodieck
Annalisa Terracina	Jan Stodieck
London, United Kingdom
July 9, 2007